Luxfer Appoints Stewart Watson to Board of Directors

RIVERSIDE, CA, August 13, 2025 - Business Wire - Luxfer Holdings PLC (NYSE: LXFR) (“Luxfer” or the “Company”), a global industrial company innovating niche applications of advanced materials, today announced the appointment of Stewart Watson, a UK national, as a Non-Executive Director to its Board, effective September 1, 2025. Upon joining the Board, Mr. Watson will serve on the Nominating and Governance Committee and the Audit Committee.

Mr. Watson is a CIMA qualified accountant and a seasoned executive with more than 35 years of leadership experience, including over two decades in the aerospace and defense industry. He spent 23 years at Meggitt PLC, where he held several senior positions, including President of the Meggitt Equipment Group, and served as Divisional Finance Director with responsibility for global operations across the US, UK, Canada, and Spain, including two years working in California.

Throughout his career, Mr. Watson has demonstrated expertise in strategic planning, operational transformation, international business leadership, and M&A execution. He currently serves as a Non-Executive Director for two private UK companies - SeaBot Maritime and Poka Audio - and brings valuable governance and strategic advisory experience to the Luxfer Board.

“We are pleased to welcome Stewart to the Luxfer Board,” said Patrick Mullen, Luxfer’s Board Chair. “His deep financial expertise, global operating experience, and proven leadership in complex industrial environments will be a strong asset as we continue to execute our strategy and deliver long-term value for shareholders.”

Mr. Watson’s appointment underscores Luxfer’s continued focus on enhancing Board capabilities in support of operational excellence, strategic growth, global expertise, and disciplined capital deployment, while also positioning for the anticipated retirement of a long-standing UK-based board member next year.

About Luxfer Holdings PLC

Luxfer (NYSE: LXFR) is a global industrial company innovating niche applications in materials engineering. Using its broad array of proprietary technologies, Luxfer focuses on value creation, customer satisfaction, and demanding applications where technical know-how and manufacturing expertise combine to deliver a superior product. Luxfer’s high-performance materials, components, and high-pressure gas containment devices are used in defense and emergency response, clean energy, healthcare, transportation, and general industrial applications. For more information, please visit www.luxfer.com.

Contact Information:
Kevin Cornelius Grant
Vice President of Investor Relations and Business Development
Kevin.Grant@luxfer.com